Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Investors:	Media:
Thomas Bologna, CEO	Rick Anderson
James Smith, CFO	The Torrenzano Group
Orchid Cellmark Inc.	(212) 681-1700
(609) 750-2324	randerson@torrenzano.com
ir@orchid.com

ORCHID CELLMARK REPORTS FOURTH QUARTER AND FULL YEAR 2008

FINANCIAL RESULTS

PRINCETON, N.J., March 16, 2009 – Orchid Cellmark Inc. (NASDAQ: ORCH), a leading worldwide provider of identity DNA testing services, today reported its financial results for the fourth quarter and full year of 2008.

Total revenues were $13.0 million for fourth quarter 2008 compared to $15.0 million for the fourth quarter of 2007. For full year 2008, revenues were $57.6 million compared to $60.3 million for the full year of 2007.

The decline in 2008 fourth quarter revenues was primarily due to the impact of foreign exchange rates as the dollar rose against the British pound reducing U.K. revenues by 23%, and to a lesser degree from a substantial drop in the federal CODIS (Combined DNA Index System) and state DNA databases business, which the company believes to be a temporary decline as state backlogs continue to build in the absence of outstanding bids.

Total U.K.-based revenues for the fourth quarter of 2008 rose 6.7% compared to the fourth quarter of 2007 before accounting for the exchange rates. Revenues were boosted by a 30% increase in forensic revenues from a year ago, as these gains were partially offset by lower volumes of animal DNA testing for scrapie susceptibility. U.S.-based revenues for the 2008 fourth quarter were impacted by a substantial drop in CODIS revenue that was partially offset by increased revenues in paternity testing and forensic casework businesses.

The decrease in total revenues for the full year 2008 compared to a year ago was largely due to lower revenues in the U.K. that were reduced by 8% due to unfavorable exchange rates. Total U.S.-based revenues rose by 3% over the full year 2007, principally due to increases in the U.S. paternity testing business and revenue associated with the company’s acquisition of ReliaGene Technologies, Inc. The revenue gain was partially offset by lower revenues from the company’s forensic casework and CODIS businesses. In addition to the impact of adverse exchange rates, the decrease in U.K.-based revenues for the full year 2008 compared to a year ago was due to lower volumes in the company’s scrapie susceptibility testing, forensics and immigration businesses.

Excluding cost of service revenue, operating expenses for the quarter declined to $5.3 million from $5.8 million for the fourth quarter of 2007 as a result of continued management focus on reducing general and administrative and marketing and sales expenses. For the full year 2008, these operating expenses were $24.7 million compared to $24.2 million in 2007.

Operating loss for the fourth quarter of 2008 was $1.5 million compared to a $1.3 million loss for the fourth quarter of 2007. The operating loss increase was principally due to a decrease in gross profit as a result of lower revenues, primarily in the U.K. The company’s gross margin percentage was 30% for both fourth quarters of 2008 and 2007.

Operating loss for the full year 2008 was $7.4 million compared to a $4.1 million loss for 2007. The operating loss increase was principally due to a decrease in gross margin in the U.K and an increase in general and administrative expenses. Gross margin for the U.K. business in 2008 was adversely impacted by decreased volumes in scrapie susceptibility testing and lower margin revenues replacing the DNA testing volumes related to the loss of former LGC business and the buildup of casework management capabilities in the U.K. to service the business the company won under the North West/South West and Wales regional forensics services tender.

Orchid Cellmark reported net income of $473 thousand, or $0.02 per share, for the fourth quarter of 2008, compared to a net income of $168 thousand, or $0.01 per share, for the fourth quarter of 2007. The net loss for the full year of 2008 was $4.5 million, or $(0.15) per share, compared to a net loss of $3.0 million, or $(0.10) per share in 2007. The fourth quarters of 2008 and 2007 include proceeds from the sale of state net operating losses of $1.5 million and $1.1 million, respectively, which are reflected as reductions of income tax expense in the respective quarters and which positively impacted our net results. Net income for the fourth quarter of 2008 and 2007 and net loss for the full years 2008 and 2007 includes charges of $1.0 million and $1.2 million, and $4.5 million and $4.7 million, respectively, for depreciation and amortization.

At December 31, 2008, cash and cash equivalents were $15.0 million.

Thomas Bologna, president and chief executive officer of Orchid Cellmark commented, “Our results for the fourth quarter continue to reflect a challenging industry environment where adverse foreign exchange rates, pricing pressures, and, what we believe are temporary declines in U.S. CODIS volume, all contributed to the overall revenue decline despite increases in forensics casework volume.”

Mr. Bologna added, “For the year, we did achieve important gains in core business segments including U.S. paternity, U.S. forensic casework serviced from our Dallas facility, and our important win of a significant portion of the UK North West/Southwest and Wales regional tender. Largely as a result of our win in the NW/SW and Wales regional tender, and the scale-up for that business which started in the second quarter of 2008, along with other U.K. business we secured, our U.K. forensics crime revenue grew by 14% in the fourth quarter over the third quarter of this year before accounting for exchange rates. By the end of the fourth quarter of 2008, we believe we have made up completely for the loss of the LGC-related business despite the significantly adverse foreign exchange rates. This is a considerable achievement given that the LGC business represented approximately 42% of U.K. revenues for 2007.”

Mr. Bologna concluded: “Our primary metric, especially in these difficult economic times, is to manage our cash judiciously, which we believe we are doing. We ended 2008 with approximately $15 million in cash. Additionally, for the most part we met or exceeded the baseline factors that we suggested for the fourth quarter of 2008 in our Q3 2008 quarterly conference call.”

Conference Call Information

A conference call with Orchid Cellmark management will be held on Monday, March 16, 2009 at 10:00 a.m. EDT. To listen to the conference call, please dial (877) 266-0703 (US/Canada) or (706) 643-7682 (Int’l/Local) and ask for the Orchid Cellmark conference call, conference number 88572934. To listen to the live or archived webcast via the Internet, please visit the Investors section of the company’s web site.

About Orchid Cellmark

Orchid Cellmark (Nasdaq: ORCH) is a leading international provider of DNA testing services primarily for forensic and family relationship applications. Orchid Cellmark is one of the largest providers of forensic DNA testing services and its DNA results are used by the criminal justice system to assist with the identification of perpetrators, the exclusion of suspects and the exoneration of wrongfully convicted individuals. The company provides DNA family relationship testing to numerous child services organizations and individuals seeking to verify parentage. Orchid Cellmark also serves immigration and security authorities for DNA testing of individuals. In the agriculture field, the company provides DNA testing services for selective trait breeding. Orchid Cellmark’s strong market positions in these areas reflect the company’s accredited laboratories in the U.S. and U.K., its innovative genetic analysis technologies and expertise, and the company’s reputation for exceptional quality, reliability and customer service for nearly two decades. More information on Orchid Cellmark can be found at www.orchidcellmark.com.

All statements in this press release that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding: expectations regarding Orchid Cellmark’s business operations and outlook; the belief that the decline in the federal CODIS and state DNA database businesses is temporary; the belief that we have made up completely for the loss of the LGC-related business despite the significantly adverse foreign exchange rates; and the belief that we are managing our cash judiciously. Such statements are subject to the risks and uncertainties that could cause actual results to differ materially from those projected, including, but not limited to, the risk that we are not able to replace the work that we previously provided to several police forces in the U.K. under an arrangement with LGC, the risk that the amount of revenue resulting from the North West/South West and Wales regional tender in the U.K. is not significant, uncertainties relating to technologies, product development, manufacturing, market acceptance, cost and pricing of Orchid Cellmark’s products and services, dependence on government funding and collaborations, regulatory approvals, competition, intellectual property of others, patent protection, litigation, the timing of release of federal funds, the timing and amount of contracts put up for bid, and Orchid Cellmark’s ability to successfully offer its services directly to U.K. police forces. These risks and other additional factors affecting these forward-looking statements and Orchid Cellmark’s business are discussed under the headings “Risks Related to Our Business” and “Risks Associated with Our Common Stock” in Orchid Cellmark’s Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission, and in other filings made by Orchid Cellmark with the Securities and Exchange Commission from time to time. Orchid Cellmark expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Orchid Cellmark’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based, except as may be required by law.

Information contained in our press releases should be considered accurate only as of the date of the release. Information in any press release may be superseded by more recent information we have disclosed in later press releases, filings with the Securities and Exchange Commission or otherwise. Press releases may contain forward-looking statements based on the expectations of our management as of the date of the release. Actual results may materially differ based on several factors, including those described in the press release.

(See attached Financial Tables)

Orchid Cellmark Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

Three months and twelve months ended December 31, 2008 and 2007

(In thousands, except per share data)

(Unaudited)

	Three months ended December 31,		Years ended December 31,
	2008	2007	2008	2007
Revenues:
Service revenues	$12,961	$14,948	$57,365	$60,048
Other revenues	11	33	230	255

Total revenues	12,972	14,981	57,595	60,303

Operating expenses:
Cost of service revenues	9,128	10,451	40,287	40,230
Research and development	192	213	846	1,045
Marketing and sales	1,201	1,521	5,860	6,021
General and administrative	3,437	3,638	16,076	15,385
Restructuring	—	—	—	(75)
Amortization of intangible assets	466	469	1,895	1,806

Total operating expenses	14,424	16,292	64,964	64,412

Operating loss	(1,452)	(1,311)	(7,369)	(4,109)

Other income, net	334	345	1,180	1,162

Loss before income tax expense	(1,118)	(966)	(6,189)	(2,947)

Income tax expense (benefit)	(1,591)	(1,134)	(1,708)	20

Net income (loss)	$473	$168	$(4,481)	$(2,967)

Basic and diluted net income (loss) per share	$0.02	$0.01	$(0.15)	$(0.10)

Shares used in computing basic net income (loss) per share:	29,935	29,711	29,935	29,583

Shares used in computing diluted net income (loss) per share:	29,935	29,810	29,935	29,583

Orchid Cellmark Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

December 31, 2008 and December 31, 2007

(In thousands)

(Unaudited)

	December 31, 2008	December 31, 2007
Assets:

Current assets
Cash and cash equivalents	$14,998	$20,918
Accounts receivable, net	9,826	9,516
Inventory	1,262	1,443
Prepaids and other current assets	1,392	2,151

Total current assets	27,478	34,028

Fixed assets, net	5,859	7,440
Goodwill	9,336	9,519
Other intangibles, net	7,570	9,694
Restricted cash	—	958
Other assets	406	490

Total assets	$50,649	$62,129

Liabilities and Stockholders’ Equity:

Current liabilities
Accounts payable	$2,544	$2,027
Accrued expenses and other current liabilities	2,288	4,611
Income taxes payable	—	543
Short-term debt and current portion of long-term debt	338	428
Deferred revenue	842	964

Total current liabilities	6,012	8,573

Other liabilities	269	1,123

Total liabilities	6,281	9,696

Total stockholders’ equity	44,368	52,433

Total liabilities and stockholders’ equity	$50,649	$62,129